EXHIBIT 99.5
[Letterhead of Reynolds Group Holdings Limited]
VIA EMAIL — jaskote@sec.gov
February 15, 2012
Mr. Jay Ingram
Legal Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549-7010

Re:	Reynolds Group Holdings Limited Reynolds Group Issuer Inc. Reynolds Group Issuer LLC Reynolds Group Issuer (Luxembourg) S.A. Registration Statement on Form F-4 File No. 333-177693
Dear Mr. Jay Ingram:
     In connection with the registration statement on Form F-4 (File No. 333-177693), Reynolds Group Holdings Limited (the “Company”) hereby requests a waiver of the requirement in Item 8.A.4 of Form 20-F that the most recent year of the Company’s audited financial statements included in its registration statement on Form F-4 be as of a date not older than 12 months at the time of filing (the “12-month Requirement”). The Company further requests expedited consideration by the Staff of this request for waiver.
     Background
     On August 5, 2011, the Company confidentially submitted its registration statement on Form F-4, which has been subsequently amended by filings made on November 3, 2011 and February 8, 2012 in response to comments of the Staff (as so amended, the “Registration Statement”).

Securities and Exchange Commission
February 15, 2012
Page Two

     The Registration Statement includes audited consolidated statements of financial position of the Company as of December 31, 2009 and 2010 and the related audited consolidated statements of comprehensive income, changes in equity, and cash flows and footnotes for each of the periods in the three years ended December 31, 2010. The Registration Statement also includes the unaudited consolidated statements of financial position of the Company as of September 30, 2011 and the related unaudited consolidated statements of comprehensive income, changes in equity, and cash flows and footnotes for the nine months ended September 30, 2010 and 2011.
     The Company originally anticipated that the Registration Statement would become effective in the second half of 2011 so as to enable it to complete the exchange offer before the end of 2011. Due to the ongoing review process by the Staff, the Company now expects the offering to take place in the first quarter of 2012.
     12-month Requirement
     Item 14 of Form F-4 requires that the Company include in the Registration Statement financial statements required by Item 18 of Form 20-F and such financial statements are required to comply with Item 8 of Form 20-F. Item 8.A.4. of Form 20-F and Instruction 1 thereto provide that the last year of the Company’s audited financial statements may not be older than 15 months at the time the registration statement is declared effective (the “15-month Requirement”). In the case of the Company’s initial public offering, Item 8.A.4. also provides that the last year of the Company’’ audited financial statements may not be older than 12 months at the time the Registration Statement is filed. However, Instruction 2 to Item 8.A.4. states that:
“we [the Staff] will waive this requirement in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with the requirement is impracticable or involves undue hardship.”
     In “International Reporting and Disclosure Issues in the Division of Corporation Finance”, dated November 1, 2004, as updated February 24, 2005, available at http:/wwwsec.gov/divisions/corpfin/internatl/cfirdissues1104.htm (the “International Reporting Paper”), the Staff confirmed that:
“the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship.”

Securities and Exchange Commission
February 15, 2012
Page Three

The Staff elaborated, explaining that:
“As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only time that we anticipate audited financial statements will be filed under the 12-month rule is when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”
     The Company’s Request
     In connection with the Company’s request for a waiver of the 12-month Requirement, the Company represents and certifies to the Staff as follows:
     (1) the Company is not required to comply with the 12-month Requirement in any other jurisdiction outside the United States;
     (2) audited, full-presentation financial statements and footnote disclosures thereto—whether for the six months ended June 30, 2011 or the nine months ended September 30, 2011—required to satisfy the 12-month Requirement are not readily available to the Company; and
     (3) the preparation of full-presentation financial statements for either of the interim periods referred to in (2) above (which the Company would otherwise only present in a condensed, IAS 34 format) and the completion of an audit that would otherwise not be required, in order to meet the Company’s offering timetable to go effective as soon as possible in the first quarter of 2012, would impose a substantial additional burden on the Company’s accounting staff and the expenditure of significant incremental audit fees. For these reasons, the Company certifies that it would be impracticable and would involve undue hardship for the Company to comply with the 12-month Requirement.
     In view of the Company’s intention to commence its offering as soon as possible in the first quarter of 2012, management needs to take decisions very shortly with regard to whether to allocate the time and resources of its accounting staff and auditors that would be needed if it is ultimately required to comply with the 12-month Requirement. Accordingly, the Company respectfully requests expedited consideration by the Staff of this waiver request.

Securities and Exchange Commission
February 15, 2012
Page Four

     The Company acknowledges that if a waiver of the 12-month Requirement is granted by the Staff, the Company must comply with the 15-month Requirement. Accordingly, the Company understands that if the Registration Statement is not declared effective until after March 31, 2012, the Company will be required to amend the Registration Statement to include audited financial statements of the Company for the year ended December 31, 2011.
     In accordance with Instruction 2 to Item 8.A.4. of Form 20-F, this request will be included as an exhibit to the Registration Statement when publicly filed.
     If you have any questions regarding this letter, please do not hesitate to call Joseph Doyle at 847-482-2409.

Regards,
/s/ Joseph Doyle

Joseph Doyle Group Legal Counsel Reynolds Group Holdings Limited

cc:	Erin Jaskot
Tricia Armelin
Anne McConnell
     Securities and Exchange Commission
Michelle Mosier
     Reynolds Group Holdings Limited
Allen Hugli
Helen Golding
Paul Zammit
Cindi Lefari
Sean McGuinness
Karen Mower
     Rank Group